EXHIBIT 15

The Allstate Corporation

2775 Sanders Road

Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries (the “Company”) for the periods ended June 30, 2012 and 2011, as indicated in our report dated July 31, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form S-8 Registration Statement Nos.

333-34583	33-93762
333-181059	333-04919
333-16129
333-40283
333-60916
333-120344
333-134242
333-134243
333-144691
333-144692
333-158581
333-159343
333-175526
333-175528

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 31, 2012

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